Exhibit 99.4

[POPULAR, INC. LETTERHEAD]

[•], 2005

IMPORTANT NOTICE AND INSTRUCTIONS

CONCERNING YOUR RIGHT TO SUBSCRIBE FOR COMMON STOCK

To Popular, Inc. Stockholders:

Popular, Inc. (the “Corporation”) is pleased to announce that it is offering up to 10,500,000 shares of its common stock, par value $6.00 per share (the “Common Stock”), to its stockholders in a subscription offering (the “Subscription Offering”). The Corporation expects, but is not obligated, to offer the shares not purchased by stockholders during the Subscription Offering to the public in an underwritten public offering (the “Underwritten Offering”). The subscription price will be the lesser of $21.00 (the “Initial Subscription Price”) and (ii) the initial public offering price determined in the Underwritten Offering, if any. If the Underwritten Offering does not occur within 30 calendar days after the Expiration Date, the Subscription Price will be the lesser of the Initial Subscription Price and the average closing price at 4:00 p.m., New York City time, of our common stock for the five trading days up to and including December 19, 2005. Any difference will be refunded to the stockholder. Please review the accompanying Prospectus and Memorandum of Instructions.

The enclosed order form (the “Order Form”) is being sent to you as part of the Subscription Offering and entitles you to subscribe for Common Stock of the Corporation in the manner described in the accompanying Prospectus.

Stockholders of record as of the close of business on November 7, 2005 (the “Record Date”) have been granted one non-transferable subscription right to purchase one share of Common Stock for every twenty-six shares of Common Stock held on the Record Date (the “Basic Subscription Right”). Stockholders on the Record Date are entitled to subscribe for all or any portion of the shares of Common Stock underlying their Basic Subscription Right. Because no fractional shares or cash in lieu thereof will be issued or paid, the number of rights granted to each stockholder has been rounded up to the next whole number, subject to adjustments that the Corporation may make as described in the Prospectus.

The number of Basic Subscription Rights shown on your Order Form was determined in accordance with the foregoing procedures and reflects the number of shares of Common Stock registered in your name on the Record Date. Your Order Form is evidence of the number of Basic Subscription Rights to which you are entitled. Stockholders who exercise all of their Basic Subscription Rights may subscribe for additional shares of Common Stock (the “Oversubscription Right” and, together with the Basic Subscription Right, the “Subscription Rights”) that are not subscribed for by other stockholders pursuant to their Basic Subscription Rights, subject to availability and certain regulatory limitations. The Corporation reserves the right to review and not accept any subscription pursuant to the exercise of the Oversubscription Right for more than 200,000 shares. The Subscription Rights are not transferable and will be accepted only from the person named on the Order Form.

Information on the U.S. Federal and Puerto Rico income tax treatment of the Subscription Rights and the Common Stock is provided in the Prospectus.

To exercise your Subscription Rights, the payment of $21.00, the Initial Subscription Price, for each share of Common Stock that you subscribe for is required. If you wish to subscribe for Common Stock, your executed Order Form, filled out to indicate your choice of options, must be received along with the aggregate Initial Subscription Price by Mellon Bank, N.A. (the Subscription Agent) by 5:00 p.m., New York City time, on December 19, 2005 (the “Expiration Date”). After the Expiration Date, Basic Subscription Rights will no longer be exercisable to purchase shares of Common Stock.

Questions concerning the Subscription Offering and requests for additional information may be directed to the Subscription Agent or Mellon Investor Services LLC (the “Information Agent”). The Subscription Agent and the Information Agent may be reached by calling toll-free at 1-888-451-6209.

POPULAR, INC.

POPULAR, INC.

Instructions

To Subscribe for Common Stock

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Subscription Offering of shares of Common Stock of Popular, Inc.

Name and Address of Beneficial Owner	Shares held by Beneficial Owner Basic Subscription Rights

This will instruct you whether to exercise Subscription Rights relating to the number of shares of Common Stock indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Prospectus and the related Order Form.

☐	1.	Please EXERCISE SUBSCRIPTION RIGHTS for shares of Common Stock as set forth below.

		Instructions with respect to Subscription Rights a. Basic Subscription Rights: (You may subscribe for no more than the amount set above.)

		b. Oversubscription Right: (The Corporation reserves the right to review and not accept any subscription pursuant to the Oversubscription Right for more than 200,000 shares.)

		c. Total shares of Common Stock subscribed for: (a + b)

		Number of shares from line 1(c) , multiplied by $21.00 (the Initial Subscription Price) = Total Payment Due $ (round to nearest cent)

☐	2.	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for any shares of Common Stock.

☐	3.	Payment in the following amount is enclosed $ .

Signatures of Beneficial Owner:

DATE:

Signature(s)

Address:	Print Name

Title or Capacity
(if applicable)

Telephone (day):

(evening):

POPULAR, INC.

NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker or other nominee holder of common stock, $6.00 par value (“Common Stock”), of Popular, Inc. (the “Corporation”) hereby certifies to the Corporation and to Mellon Bank, N.A., as Subscription Agent pursuant to the Subscription Offering described and provided for in the Corporation’s Prospectus dated November 23, 2005, 2005 (the “Prospectus”), that (1) the undersigned has exercised, on behalf of beneficial owners of Common Stock (which may include the undersigned), rights to subscribe for the number of shares of Common Stock specified below pursuant to their Basic Subscription Rights (as defined in the Prospectus), listing separately below for each beneficial owner the number of shares beneficially owned by such beneficial owner, the number of Basic Subscription Rights granted to such beneficial owner, the number of shares subscribed for pursuant to its Basic Subscription Rights and the corresponding amount of shares subscribed for pursuant to the Oversubscription Right (as defined in the Prospectus) (without identifying any such beneficial owner), (2) the Basic Subscription Rights of each beneficial owner exercising its Oversubscription Right have been exercised in full and (3) any beneficial owner whose Basic Subscription Rights have been treated as rounded up to the next whole number would have been entitled to have such Basic Subscription Rights rounded up if it were a holder of record of the shares of Common Stock owned beneficially:

	Number of Shares Beneficially Owned	Number of Basic Subscription Rights	Number of Shares Subscribed for Pursuant to Basic Subscription Rights	Number of Shares Subscribed for Pursuant to Oversubscription Right

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Provide the following information if applicable:
Name of Nominee Holder

By:
Depository Trust Company (“DTC”) Participant Number		Name: Title:

Basic Subscription Confirmation Number		Dated: , 2005